                                                                    EXHIBIT 10.5


December 7, 2000


Mr. Neil Ferris
17 Parkerville Road
Southborough, MA  01772


Dear Neil:

     As you know, Giganet, Inc., a Massachusetts corporation (the "Company") has entered into that certain Agreement and Plan of Merger by and among Emulex Corporation, a Delaware corporation ("Emulex"), the Company, and certain other parties, dated as of December 7, 2000 (the "Merger Agreement"), pursuant to which the Company will become a wholly-owned subsidiary of Emulex. We are pleased to engage you as an independent consultant to the Company following the closing of the merger contemplated by the Merger Agreement (the "Commencement Date"), on the terms and subject to the conditions set forth in this letter agreement (this "Agreement"). This Agreement shall take effective immediately following the closing of the merger contemplated by the Merger Agreement and supersedes any prior employment agreement or arrangement regarding services performed by you for the Company, whether written or oral, which agreement or arrangement is deemed cancelled.

     The following is intended to document the terms of your provision of services to the Company:

     1. Duties. While engaged as a consultant by the Company:

        (a) You will use all reasonable efforts to promote and advance the welfare and business of the Company;

        (b) You will serve the Company faithfully to the best of your ability in the performance of such activities, services and duties as may be assigned to you by Paul Folino or the Company's Board of Directors consistent with this Agreement (the "Services"). Your primary responsibilities are expected to consist of facilitating the transition of the Company's operations into those of Emulex;

        (c) You agree that the Services shall include both services and duties to the Company and, to the extent requested by the Company, any services rendered to Emulex and its direct or indirect subsidiaries; and

        (d) You will not, without full disclosure to, and the prior written consent of, the Company, directly or indirectly, engage in any other business activities or pursuits, whether on your own behalf or on behalf of any other person, firm or corporation whatsoever, except activities in connection with your personal investments of a passive nature which will not, in any event, either materially interfere with the performance of the services required to be rendered by you to the Company under this Agreement or violate any of the other provisions set forth herein.

     2. Monthly Compensation. During the term of your engagement as a consultant, you will receive monthly cash compensation of $18,750, payable in arrears.

     3. [Intentionally Omitted]

     4. Benefits. You will not be entitled to participate in any benefit plans of the Company or Emulex but you will be entitled to continuation of the coverage previously received as an employee of the Company, at your own expense in accordance with and subject to the limitations of COBRA.

     5. Stock Options.

        (a) Substitute Options. Stock options granted to you by the Company under its stock option plan(s) prior to the Commencement Date shall be converted into options to purchase shares of Emulex common stock in accordance with the terms and provisions of the Merger Agreement (the "Substitute Options"). Notwithstanding the provisions of any other agreements regarding acceleration of vesting of such options, all Substitute Options shall become fully-vested as of the Commencement Date.

        (b) Lock-Up Restrictions. By executing this Agreement you agree to be bound by the restrictions on transfer of the shares of Emulex common stock (i) issued to you as consideration paid to Company stockholders in accordance with the Merger Agreement or (ii) issuable upon exercise of the Substitute Options, contained in Section 2.3(a) of the Merger Agreement, a copy of which has been previously provided to you. You acknowledge and agree that any shares issuable upon exercise of other options, if any, issued to you by Emulex shall be subject to the same lock-up restrictions. If requested by the Company or Emulex, you will execute a separate form of Lock-Up Agreement contemplated by the Merger Agreement evidencing such restrictions on transfer.

     6. Term and Termination.

        (a) Term. The term of your engagement as a consultant with the Company pursuant to this Agreement shall begin on the Commencement Date and shall continue for a period of six (6) months unless earlier terminated as hereinafter provided.

        (b) Termination Upon Death. Your death shall terminate your engagement as a consultant by the Company. In the event of termination of your engagement as a consultant by reason of your death, your estate or other successors in interest, shall be entitled to receive any compensation earned by or accrued to you and unpaid at the date of your death, but you shall not receive any further compensation hereunder.

        (c) Termination Upon Disability. In addition, if you become physically or mentally incapacitated or are injured so that you are unable to perform the services required of you under this Agreement (a "Disability"), the Company may terminate your engagement as a consultant under this Agreement at any time thereafter, provided, however, that such Disability is continuing at the time of such termination. In the event of termination of your engagement as a consultant upon Disability, you shall be entitled to receive any compensation earned by or accrued to you and unpaid at the date of your Disability, but you shall not receive any further compensation hereunder.

        (d) Termination For Cause. The Company may terminate you're your engagement as a consultant at any time for "Cause" upon at least thirty (30) days written notice to you. The term "Cause" shall mean (i) your failure to perform your consultant duties to the reasonable satisfaction of the Company, whether by reason of your inability, refusal or otherwise, (ii) any act of dishonesty, misconduct, disloyalty, fraud, insubordination or misappropriation of confidential information by you in connection with your engagement as a consultant hereunder, (iii) your engaging in misconduct or inaction detrimental to the Company's or Emulex's business or reputation and/or which exposes the Company or Emulex to liability based upon your inaction or action(s), or (iv) alcoholism or drug abuse affecting your performance of your duties hereunder. In the event of termination of your engagement as a consultant for Cause or by you for any reason, you shall be entitled to receive the compensation due or to become due to you up to the date of termination of your engagement as a consultant, but you shall not be entitled to any other or further compensation.

        (e) Termination Without Cause. In the event your services as a consultant are terminated by the Company without Cause, you will be entitled to receive the compensation, which would have been payable or made available to you for the period ending on the date (the "Original End Date") the term of this Agreement would have ended but for such termination without Cause.

     7. Non-Disclosure, Invention Rights, Non-Competition and Non-Hire Agreement. You have previously entered into the Company's form of Non-Disclosure, Invention Rights, Non-Competition and Non-Hire Agreement (the "NDA"). You hereby acknowledge that, from and after the Commencement Date, Emulex and each of its direct or indirect subsidiaries shall be deemed beneficiaries of the NDA and shall be deemed to be included in the definition of "Corporation" contained in the NDA. As a condition to your engagement as a consultant hereunder, you agree to the following additional provisions which shall be deemed in addition to and not in lieu of provisions and obligations contained in the NDA; provided, however, to the extent that there is a conflict between the provisions of this Agreement and the provisions of the NDA, the terms of this Agreement shall govern.

        (a) Confidential Information.

            (1) In order for you to perform the Services contemplated to be performed by you for the Company, it will be necessary to make available to you certain material which, by its nature, is the property of and/or confidential to the Company, Emulex and/or any direct or indirect subsidiaries thereof (collectively, "Company Parties") and constitutes an important part of their businesses. This material is herein referred to as "Confidential Information," and is more particularly defined below.

            (2) You agree that while engaged as a consultant by the Company and after termination of your engagement as a consultant of the Company, you will not divulge, or permit to be divulged, to others, or yourself use in any way any Confidential Information except (i) in the performance of the services to be performed hereunder; (ii) in accordance with the Company's prior written authorization or (iii) as may be required by valid applicable law, but only after you have given the Company not less than five (5) business days' notice that you are legally required to make such disclosure and the circumstances surrounding such required disclosure. Except as so authorized, you agree that Proprietary Information shall always be kept confidential. Furthermore, you agree that upon termination of your engagement as a consultant with the Company, you will promptly deliver to the Company's authorized representatives all materials which constitute Confidential Information, and you will not make, retain, use or distribute copies thereof.

            (3) You agree that all ideas, methods, processes, inventions, improvements, discoveries, developments, or the like (whether completed or in process) made or conceived by you, either alone or jointly with others while you were employed or engaged as a consultant by the Company (collectively referred to herein as "Discoveries"), shall be the property of the Company, whether or not patented or patentable, or able to be copyrighted or in fact copyrighted, and each and all of the Discoveries shall, to the extent lawfully permitted, constitute Confidential Information. In this connection, you agree promptly and fully to disclose each and all of the Discoveries to the Company (as well as any other knowledge or information which you may possess or obtain relating to the Discoveries) and at its request and expense, to execute and deliver all documents and to take all action necessary to transfer to and vest in the Company all rights to use each and all of the Discoveries in any and all countries.

            (4) Notwithstanding anything in this Paragraph 7 to the contrary, it is understood that, except to the extent otherwise expressly prohibited by the Company, (A) you may disclose or use Confidential Information in performing your duties and responsibilities to the Company but only to the extent required or necessary for the performance of such duties and responsibilities in the ordinary course and within the scope of your association with the Company as a consultant, and (B) you may disclose any Confidential Information pursuant to a request or order of any court or governmental agency, provided, however, that you promptly notify the Company of any such request or order and provide reasonable cooperation (at the Company's expense) in the efforts, if any, of the Company to contest or limit the scope of such request or order.

        (b) Definitions. As used herein, the term "Confidential Information" shall include:

            (1) All inventions, discoveries, ideas, research, engineering methods, practices, processes, systems, formulas, designs, products, projects, improvements and developments which are not lawfully in the public domain and which were or are conceived or reduced to practice at any time prior to the termination of your previous employment or current consulting relationship with the Company, in whole or in part, by any of the Company Parties or their respective employees or consultants, at the expense of any Company Parties, on the premises of any of the Company Parties, or with the equipment of any of the Company Parties; and

            (2) All trade secrets and other data and information, in any form, belonging to any of the Company Parties or any of its clients, customers, consultants, licensees, licensors, dealers or affiliates, that is held in confidence by the Company, including, without limitation, computer software, contracts, business plans and arrangements, customer, dealer and vendor lists, marketing materials, financial information, compensation levels, research, information regarding any aspect of the intellectual property position of the Company Parties, product and product development information and plans, memorandum, correspondence, information regarding any existing or proposed acquisition, strategic alliance or joint venture, information regarding prices or costs of the Company Parties, information concerning sources of supply, costs of manufacture and sale and specifications of equipment, and any other information identified or treated as confidential by the Company Parties or any of its clients, customers, vendors, dealers, consultants, licensees or affiliates, whether or not published or unpublished, protected or susceptible to protection under patent, trademark, copyright or similar laws and whether or not the Company Parties has elected to secure or attempted to secure such protection; and whether or not in any way related to the subject matter of any work done by you for or at the request of the Company or Emulex.

        (c) Non-Competition Covenant. You agree that, notwithstanding anything to the contrary contained in the NDA, during the term of your engagement as a consultant and for a period of two (2) years after termination of your engagement as a consultant, you shall not, as an owner, part-owner, partner, director, officer, trustee, employee, agent, consultant, joint venturer, stockholder, representative, sole proprietor, independent contractor or in any other capacity, directly or indirectly engage in or participate in any business, organization or entity which is or provides a Competitive Business (as defined below). The foregoing shall not prohibit me from owning five percent (5%) or less of the outstanding equity securities of any corporation whose equity securities are regularly traded on any national stock exchange or recognized "over-the-counter" market, nor shall it prohibit you from owning any interest, whether as a creditor or stockholder, in Emulex. "Competitive Business" shall mean (i) any business whose activities include the design, manufacture, assembly, development, distribution, marketing or sale of network I/O products or services related thereto which are similar to those being planned or those being designed, manufactured, assembled, developed, distributed, marketed or sold by any of the Company Parties at the time of termination of your engagement as a consultant, and (ii) any future business that, at the date of the termination of your engagement as a consultant with the Company, is included in the Company's business plan for implementation by the Company.

        (d) Non-Solicitation Covenant. During the term of your engagement as a consultant and for a period of two (2) years after the termination of your engagement as a consultant, you shall not, as an owner, part-owner, partner, director, officer, trustee, employee, agent, consultant, joint venturer, stockholder, sole representative, sole proprietor or independent contractor, or in any other capacity directly or indirectly (i) solicit, divert or take away any of the customers or business of the Company Parties existing at the time of the termination of your engagement as a consultant, or (ii) solicit or discuss with any employee of the Company, or with anyone who was an employee of the Company within the six (6) month period prior thereto, the employment or other retention of such person by any other company, business organization or other entity.

     8. [Intentionally Omitted]

     9. Notices. Any notice under this Agreement shall have been deemed to have been given only if in writing and delivered in hand or sent in writing by registered, certified or express mail, return receipt requested, postage prepaid (or by commercial expedited delivery service) (a) if intended for the Company or Emulex, such notice having been sent to it at the address set forth in the heading of this Agreement, Attention: President, and (b) if intended for you, such notice having been sent to you at your address set forth on Page 1 of this Agreement. Either of us, by like notice to the other, may designate another address or addresses to which notice must be sent.

     10. Waiver. The failure to insist upon strict compliance with any of the terms, covenants or conditions of this Agreement shall not be deemed a waiver of such terms, covenants and conditions nor shall any waiver or relinquishment of any right at any one or more times be deemed a waiver or relinquishment of such right at any other time or times.

     11. Absence of Other Agreements. In consideration for the Company entering into this Agreement with you, you have assured the Company that, except for the NDA and as otherwise may be contemplated by the Merger Agreement, you are not a party to, or bound by, any obligation or agreement, whether written or oral, which will in any way affect your ability to perform your duties for the Company, including, without limitation, any employment agreement, non-compete agreement, or an agreement restricting the use of proprietary or confidential information.

     12. Miscellaneous.

        (a) If any portion or provision of this Agreement or the NDA shall to any extent be found to be invalid or unenforceable, the remainder of this agreement or the application of such portion or provision in circumstances other than those in which it is held invalid or unenforceable, shall not be affected thereby, and each portion or provision of this Agreement shall be valid and enforced to the fullest extent permitted by law, but only to the extent the same continues to reflect fairly the intent and understandings of the parties expressed by this Agreement taken as a whole.

        (b) The undertakings set forth in the various clauses of Paragraph 7 of this Agreement and of the NDA shall be construed as independent covenants and the existence of any claim or cause of action against the Company, whether predicated on this Agreement, the NDA or otherwise, shall not constitute a defense to the enforcement by the Company of the restrictions imposed by, and your agreements contained in, said Paragraph 7 and the NDA. The restrictions contained in said Paragraph 7 or the NDA are necessary for the protection of the business and goodwill of the Company and Emulex and are considered by you to be reasonable for such purpose. You acknowledge that in the event of your breach of the restrictive covenants set forth in said Paragraph 7 or the NDA, the

Company shall be entitled, in addition to any other remedies lawfully available to it, to obtain injunctive relief to secure the enforcement of said restrictive covenants and/or to prevent their further breach by you.

        (c) This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to principles of conflicts of law. Except as otherwise set forth in this sub-paragraph of Paragraph 11, any dispute between you and the Company and/or Emulex arising from or relating to this Agreement shall be resolved by arbitration in accordance with the rules of the American Arbitration Association in Boston, Massachusetts with the fee for the arbitrator being borne by the Company. The prevailing party in any such arbitration shall be entitled to recover his or its costs and reasonable attorneys fees.

        (d) This Agreement may not be changed or modified, in whole or in part, except by an instrument in writing signed by you and on behalf of the Company, and it contains the entire agreement between the parties with respect to its subject matter and, effective on the date hereof, shall supersede the terms and provisions of any agreements or arrangements made prior to the date of this Agreement, including, without limitation, that certain letter agreement dated December 7, 2000, with you or any affiliate of yours to the extent such terms and provisions conflict, or are inconsistent, with any terms or provisions contained herein.

        (e) The terms, provisions and conditions of this Agreement shall be binding upon and inure to the benefit of you and the Company, Emulex and our respective legal representatives, successors and assigns. Without limiting the generality of the foregoing, the rights, obligations and agreements set forth in Paragraphs 7, 9, 10, 11 and 12 of this Agreement shall survive any termination of this Agreement or of the consulting relationship between you and the Company. The rights and obligations of the Company under this Agreement are specifically acknowledged to be assignable by the Company, but you may not assign your duties under this Agreement.

     If the foregoing accurately sets forth our mutual understandings, please countersign this Agreement below.

                                             Very truly yours,

                                             GIGANET, INC.


                                             By: /s/   CORNELIUS A. FERRIS
                                                 -------------------------------
                                                 Name: Cornelius A. Ferris
                                                 Its:


                                             EMULEX CORPORATION


                                             By: /s/   SADIE A. HERRERA
                                                 -------------------------------
                                                 Name: Sadie A. Herrera
                                                 Its:

AGREED TO AND ACCEPTED AS OF
December 7, 2000 BY:


/s/ NEIL FERRIS
------------------------------
    Neil Ferris